PARKERVISION, INC.

PERFORMANCE BONUS PLAN

1.      Background and Purpose.  The ParkerVision, Inc. Performance Bonus Plan (the “Plan”) is designed to motivate and reward employees of ParkerVision, Inc., a Florida corporation (the “Company”) and to further link an employee’s interests with those of the Company's by creating a direct relationship between key company performance measurements and individual bonus payouts.

2.      Definitions. The following terms shall have the following meanings:

2.1        “Affiliate” means any Person Controlling, Controlled by or under common Control with another, wherein "Control" means direct or indirect (a) ownership of more than fifty percent (50%) of the outstanding equity interests representing (i) the right to vote for members of the board of directors or other similar managing authority of a corporation, partnership, limited liability company or other entity or (ii) the right to make management decisions for such entity, or (b) power to direct or cause the direction of the management and policies of a Person through the exercise of authority as an officer, director, manager, member, partner, trustee or person performing corresponding functions.

2.2        "Award" means the incentive compensation granted to a Participant pursuant to and in accordance with the terms and conditions of the Plan.

2.3        “Board” means the board of directors of the Company.

2.4        “Bonus Pool” means the maximum total Award that can be paid under the Plan, contingent upon the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee.

2.5        "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.6        "Committee" means the Compensation Committee of the Board, or such other committee as may be appointed by the Board, which shall consist of two or more Directors, each of whom constitutes an “outside director” within the meaning of Code Section 162(m).

2.7        "Determination Date" means the earlier of: (a) the 90th day of the Performance Period or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of the Performance Goals is substantially uncertain.

2.8        “Eligible Individuals” means all employees of the Company.

2.9        "Participant" means as to any Performance Period, any Eligible Individual selected by the Committee to be granted an Award.

2.10      "Performance Goals" shall have the meaning set forth in Section 3.2 hereof.

2.11      "Performance Period" means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.

2.12      “Person” means any corporation, company, group, partnership, joint venture, limited liability company, enterprise, entity or individual.

2.13      "Plan Year" means the Company's fiscal year, which commences on January 1st and ends on December 31st.

2.14      "Shares" means the shares of the Company's common stock.

2.15      "Target Award" means the target award potentially payable under the Plan to a Participant for a particular Performance Period.

3.      Terms of Awards.

3.1        Determination of Bonus Pool.  Prior to the Determination Date, the Committee, in its sole discretion, shall establish the formula for determining the Bonus Pool which shall be payable based upon the level of attainment of the Performance Goals for the Performance Period.

3.2        Determination of Performance Goals. Prior to the Determination Date, the Committee, in its sole discretion, shall establish, the Performance Goals for the Performance Period.   The Performance Goals shall be based on one or more of the following business criteria (if appropriate, as reported in the Company’s financial statements), any of which may be measured either in absolute terms, or as compared to an incremental increase, or as compared to the results of a peer group, or market performance indicators or indices:

•	revenue

•	cash flow

•	earnings or earnings per Share (including earnings before any one or more of the following (i) interest, (ii) taxes, (iii) depreciation, (iv) amortization, or (v) share based compensation

•	price per Share

•	completion of acquisitions, dispositions or partnerships or other corporate transactions

•	completion of settlements related to, money judgments, verdicts or awards related to and/or licensing arrangements for, the Company’s intellectual property

The Committee, in its discretion, may specify different Performance Goals for each Award.  The Performance Goals may include a threshold level of performance below which no Bonus Pool shall be calculated and no Award will be paid.  The Performance Goal may also include a maximum level of performance above which no additional Award amount will be paid.

3.3        Target Awards.  Prior to the Determination Date, the Committee, in its sole discretion, shall establish the Target Award for each Participant, expressed as a percentage of the Bonus Pool or as a percentage of the Participant’s base salary as of the first day of the Performance Period.   In establishing the Target Award, the Committee may consider the Participant’s length of employment and employment level, among other factors.

3.4        Adjustments.  To preserve the intended incentives and benefits of an Award, the Committee, in its sole discretion, may, at the time of the grant of an Award specify that:

(a)        one or more objectively determinable adjustments shall be made to one or more of the Performance Goals established in Section 3.2 hereof.  Such adjustments may include or exclude one or more of the following:

(i)	items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items;

(ii)	the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;

(iii)	any reorganization and restructuring programs;

(iv)	acquisitions or divestitures;

(v)	any other items of significant income or expense which are determined to be appropriate adjustments; and/or

(b)        in determining the amount payable to a Participant with respect to the Participant’s Award, the Committee shall have the right, in its sole discretion, to reduce (but not increase) the amount otherwise payable under the Target Award to take into account the recommendation of the Chief Executive Officer of the Company and such additional factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

No adjustment shall be made if the effect would be to cause an Award to fail to qualify as performance-based compensation under Code Section 162(m).

3.5        Award Limit.  The maximum aggregate amount of all Awards granted to a Participant with regard to any Plan Year shall not exceed the greater of (i) fifteen percent (15%) of the Bonus Pool or (ii) $2,000,000.

3.6        Other Incentive Awards.   The Plan is not the exclusive means for the Committee to award incentive compensation to employees and does not limit the Committee from making additional discretionary incentive awards.  No employee of the Company has a guaranteed right to any discretionary bonus as a substitute for a Target Award if Performance Goals are not met or if the Company’s shareholders fail to approve or reapprove the Plan.

4.      Payment of Awards.

4.1        Certification and Award Determination.  As soon as practical following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the specified Performance Goals were achieved for the Performance Period to which the Award relates.  The Committee shall then determine, in accordance with the prescribed formula, the amount of the Bonus Pool and/or the amount of each Participant’s Award.  In no event shall the amount of any Award for any Plan Year exceed the award limit set forth in Section 3.5.

4.2        Form and Timing of Payment.  Except as otherwise provided herein, as soon as practicable following the Committee's certification for the applicable Performance Period pursuant to Section 4.1, each Participant shall receive a cash payment of his or her Award, less required withholding.  Unless otherwise determined by the Committee in its sole discretion at the time of certification, such payment shall be made paid in a lump sum within 2 1/2 months following the date the Committee certifies that the Performance Goals have been achieved.

4.3        Employment Requirement. Except as otherwise provided for in Section 5 or Section 6 or the terms of an Award, no Award shall be paid to any Participant who is not actively employed by the Company on the date an Award is to be paid.

4.4        Leaves of Absence. If a Participant is on an approved leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5.      Termination of Employment.

5.1        Termination of Employment Due to Death or Disability. If a Participant's employment is terminated by reason of his or her death or Disability during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid.  Payment of such Award will be made at the same time and in the same manner as Awards are paid to other Participants.  "Disability" means, unless otherwise defined in an employment agreement between the Participant and the Company (in which case the definition in the employment agreement controls):

(a)         total and permanent disability in accordance with the Company's long-term disability plan, as determined by the Committee, or

(b)         permanent and total disability within the meaning of Code Section 22(e)(3).

5.2        Termination of Employment Without Cause or for Good Reason.  If (a) the Company terminates the Participant’s employment without Cause or (b) the Participant resigns his or her employment for Good Reason pursuant to an employment agreement between the Participant and the Company, in each case during a Performance Period or following a Performance Period but before the date that Awards are paid, unless otherwise provided for in the employment agreement between the Participant and the Company (in which case the provisions of the employment agreement control), the Participant will be paid the Award, pro-rated by the number of weeks the Participant worked during the Performance Period divided by the number of weeks in a Performance Period.  Payment of such pro-rated Award will be made at the same time and in the same manner as Awards are paid to other Participants.  “Cause” means, unless otherwise defined in an employment agreement between the Participant and the Company (in which case the definition in the employment agreement controls):  (i) willful and continued failure by the Participant to perform his or her job duties, (ii) the Participant performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Participant’s employment with the Company, (iii) a material violation of established Company policies and procedures by the Participant, or (iv) the Participant performing any act resulting in a criminal felony charge brought against the Participant or a criminal conviction of the Participant (other than a conviction of a minor traffic violation). “Good Reason” has the meaning set forth in an employment agreement between the Participant and the Company.

6.      Change in Control.  If a Change in Control occurs during a Performance Period, Awards under the Plan will be calculated based on the achievement of Performance Goals on or prior to the date of the Change in Control. If the minimum Performance Goals are achieved and certified by the Committee pursuant to Section 4.1, each Participant will receive an Award calculated based on the prescribed formula. Awards paid in connection with a Change in Control will be paid no later than 2 1/2 months following the date the Committee certifies that the Performance Goals have been achieved.  "Change in Control" means, unless otherwise defined in an employment agreement between the Participant and the Company (in which case the definition in the employment agreement controls):

(a)             The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company, taken as a whole, to any person that is not an Affiliate of the Company;

(b)             The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(i)           “Incumbent Directors" means the individuals who, as of the date the Plan is adopted, are directors of the Company and any individual who becomes a director subsequent to such date whose election, nomination for election, or appointment, was approved by a vote of at least two-thirds of the then-Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination).

(c)             The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), of 50% or more (on a fully diluted basis) of either (i) the then outstanding Shares of the Company, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Shares or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, or (C) any acquisition which complies with clauses (i), (ii) and (iii) of subsection (d) of this definition; or

(d)             The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the "Surviving Company"), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the "Parent Company"), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

7.      Administration.

7.1        Administration By the Committee. The Plan shall be administered by the Committee.  Members of the Committee shall be appointed by the Board.

7.2        Duties and Powers of the Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions.  The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Code Section 162(m) are required to be determined in the sole and absolute discretion of the Committee.

7.3        Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

8.      Other Provisions.

8.1        Effective Date.   This Plan shall be effective as of January 1, 2013, subject to shareholder approval.  The Committee may grant Awards at any time on or after the Effective Date, provided that no amount shall be paid with respect to any Award unless and until the Plan is approved by the Company’s shareholders in accordance with Section 8.3.

8.2        Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

8.3        Approval of Plan by Shareholders.

(a)        This Plan shall be submitted for approval of the Company’s shareholders at the first annual meeting of shareholders to occur after the Effective Date.  If this Plan is not so approved, the Plan shall cease to be effective and no payment shall be made with respect to any Award.

(b)        The Plan shall be subject to reapproval by the shareholders of the Company not later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders last approved the Plan, if and as required under the Treasury Regulations pursuant to Code Section 162(m).  If the Plan is not so reapproved, no further Awards shall be granted under the Plan on or after the date of such shareholder meeting and any outstanding Award shall be paid in accordance with the terms and conditions of the Plan and such Award.

8.4        Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

8.5        Clawback.   Awards under the Plan shall be subject to any claw-back provisions provided for in an employment agreement between the Participant and the Company.  For Participants who are not a party to an employment agreement with the Company that includes claw-back provisions, the Committee may provide that any Awards paid under the Plan shall be subject to any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

8.6        Qualified Performance-Based Compensation.  The Committee shall take such actions as it may deem necessary to ensure that Awards qualify as performance-based compensation as described in Code Section 162(m)(4)(C).  Any such Award shall be subject to any additional limitations set forth in Code Section 162(m) (including any amendment to Code Section 162(m)) that are requirements for qualifications as performance-based compensation as described in Code Section 162(m)(4)(C), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

8.7        Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Code Section 409A. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Code Section 409A. The Plan shall be interpreted and construed accordingly.

9.      Miscellaneous.

(a)        The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)        A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

(c)        Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of any Participant.

(d)        A Participant shall not have any right to any Award under the Plan until such Award has been certified by the Committee (such right being subject to the provisions of the Plan, including, without limitation, Section 4.3), and participation in the Plan in one Performance Period Year does not connote any right to become a Participant in the Plan in any future Performance Period.

(e)        The rights of Participants under the Plan shall be unfunded and unsecured.  Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

(f)        All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

(g)        If any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

(h)        Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

(i)         All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

(j)         The Plan shall be construed, administered and enforced in accordance with the laws of Florida without regard to conflicts of law.